EXHIBIT 99.1

    Immunomedics Regains North American Development Rights from Amgen for
                                   Epratuzumab

MORRIS PLAINS, N.J. & THOUSAND OAKS, Calif.--(BUSINESS WIRE)--April 8, 2004--Immunomedics, Inc. (Nasdaq:IMMU) and Amgen Inc. (Nasdaq:AMGN) today announced that Amgen has returned to Immunomedics all rights for epratuzumab, the humanized CD22 monoclonal antibody therapeutic licensed to Amgen by Immunomedics in December 2000, including rights to second generation molecules and conjugates.

As part of the transaction, Immunomedics has agreed to issue to Amgen a 5-year warrant to purchase 100,000 shares of the Company's common stock with a strike price equal to $16.00 per share. Amgen will receive a final payment of $600,000 from Immunomedics if epratuzumab is approved for commercialization in the United States for non-Hodgkin's lymphoma therapy. There are no other financial obligations between the parties as a result of the agreement.

Roger M. Perlmutter, M.D., Ph.D., executive vice president of Research and Development at Amgen, stated, "Our relationship with Immunomedics has been positive. Phase 2 data demonstrate that epratuzumab is active against NHL. Epratuzumab was also shown to be safe and well-tolerated when administered as a single agent or in combination with rituximab (Rituxan). Our transfer of preclinical and clinical data to Immunomedics will aid their efforts to develop epratuzumab, in which endeavors we wish them well."

Immunomedics' president and chief executive officer, Cynthia L. Sullivan, commented, "Amgen has been an excellent partner, and we are pleased with their decision to transfer the epratuzumab program to us. By regaining North American and Australian rights to our product, we can now discuss worldwide licensing of this product with other interested companies. Since epratuzumab is currently being tested in patients with autoimmune disease, we anticipate that it also may have utility in this group of indications."

To date, epratuzumab has been studied, either alone or in combination with rituximab, in over 300 patients with indolent or aggressive non-Hodgkin's lymphomas, which are newly diagnosed in more than 50,000 patients annually in the United States, and where there are over 350,000 patients being followed with this disease.

About Immunomedics

Immunomedics is a biopharmaceutical company focused on the development, manufacture and commercialization of diagnostic imaging and therapeutic products for the detection and treatment of cancer and other serious diseases. Integral to these products are highly specific monoclonal antibodies and antibody fragments designed to deliver radioisotopes and chemotherapeutic agents to tumors and other sites of disease. Immunomedics has nine therapeutic product candidates in clinical development and has two marketed diagnostic imaging products. The most advanced therapeutic product candidates are LymphoCide(R) (epratuzumab), for which certain Phase II clinical trials for the treatment of non-Hodgkin's lymphoma have already been completed, and CEA-Cide(R) (labetuzumab), which is in Phase I/II clinical trials for the treatment of certain solid tumors.

This release, in addition to historical information, contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), competitive risks to marketed products and availability of financing and other sources of capital, as well as the risks discussed in the Company's Annual Report on Form 10-K for the year June 30, 2003.

About Amgen

Amgen is a global biotechnology company that discovers, develops, manufactures and markets important human therapeutics based on advances in cellular and molecular biology.

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in Amgen's Form 10-K for the year ended December 31, 2003, and in Amgen's periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Amgen's results may be affected by its ability to successfully market both new and existing products domestically and internationally, sales growth of recently launched products, difficulties or delays in manufacturing its products, and regulatory developments (domestic or foreign) involving current and future products and manufacturing facilities. In addition, sales of Amgen's products are affected by reimbursement policies imposed by third party payors, including governments, private insurance plans and managed care providers, and may be affected by domestic and international trends toward managed care and healthcare cost containment as well as possible U.S. legislation affecting pharmaceutical pricing and reimbursement. Government regulations and reimbursement policies may affect the development, usage and pricing of Amgen's products. Furthermore, Amgen's research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. Amgen or others could identify side effects or manufacturing problems with its products after they are on the market. In addition, Amgen competes with other companies with respect to some of its marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. In addition, while Amgen routinely obtain patents for its products and technology, the protection offered by its patents and patent applications may be challenged, invalidated or circumvented by its competitors. Further, some raw materials, medical devices and component parts for Amgen's products are supplied by sole third party suppliers.